UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

CommonWealth REIT

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which the transaction applies:

	(2)	Aggregate number of securities to which the transaction applies:

	(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of the transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

On January 27, 2014, CommonWealth REIT issued the following press release:

* * * * *

FOR IMMEDIATE RELEASE

Independent Trustee Ronald Artinian Nominated as “Trustee of the Year” by Fund Industry Intelligence

Newton, MA (January 27, 2014): CommonWealth REIT (NYSE: CWH) today announced that  one of its newly appointed Independent Trustees, Ronald Artinian, has been nominated as “Trustee of the Year” by Fund Industry Intelligence, a publication of Institutional Investor.  In announcing this nomination, Fund Industry Intelligence cited Mr. Artinian’s work as Lead Independent Trustee of The Reserve Primary Fund, among his other accomplishments. The Reserve Primary Fund, a money market fund with approximately $62 billion of assets, experienced a decline in net asset value to less than $1.00 per share as a result of the financial crisis and the Lehman Brothers bankruptcy in 2008.  Mr. Artinian was subsequently appointed Lead Independent Trustee of the fund, and during his time there, the Independent Trustees replaced the existing external manager with a new manager to liquidate the fund.  The Primary Reserve Fund has successfully returned more than 99% of investors’ historical invested capital to date.

Commenting on the news of Mr. Artinian’s nomination as “Trustee of the Year,” Adam Portnoy, Managing Trustee and President of CWH, made the following statement:

“I speak for the entire CWH Board and management when I offer congratulations to Mr. Artinian on his nomination as ‘Trustee of the Year’ by Fund Industry Intelligence and Institutional Investor.”

“CWH has significantly enhanced its governance and it is proud that Mr. Artinian has recently joined the CWH Board as an Independent Trustee.  The characteristics Mr. Artinian is being recognized for now are exactly the qualities the Nominating and Governance Committee identified in him when they invited him to join the CWH Board.”

“We believe our shareholders will support the CWH Board’s commitment to deliver the sort of independent thinking and shareholder focus Mr. Artinian is being recognized for, rather than the hostile takeover attempt by the Related Companies, with the assistance of Corvex, to take control of CWH for its own benefit.”

For more information about Mr. Artinian’s nomination as “Trustee of the Year” see: http://www.fundindustryintelligence.com/Article/3299800/Default/Trustee-of-the-Year.html#.UuRHprko5aR .

CommonWealth REIT is a real estate investment trust that primarily owns office properties located throughout the United States. CWH is headquartered in Newton, MA.

WARNING REGARDING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE INCLUDES FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON CWH’S AND ITS BOARD’S PRESENT BELIEFS AND EXPECTATIONS, BUT THEY ARE NOT GUARANTEED TO OCCUR

AND MAY NOT OCCUR FOR VARIOUS REASONS, INCLUDING SOME REASONS BEYOND CWH’S CONTROL. FOR THESE REASONS, AMONG OTHERS, INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE OR THEIR IMPLICATIONS.

ADDITIONAL INFORMATION REGARDING THE CONSENT SOLICITATION

CWH, its Trustees and certain of its executive officers, and Reit Management & Research LLC and certain of its directors, officers and employees may be deemed to be participants in the solicitation of consent revocations from shareholders in connection with the solicitation being conducted by Related Fund Management, LLC and Corvex Management LP (together, “Related/Corvex”). On January 21, 2014, CWH filed a revised preliminary consent revocation statement with the Securities and Exchange Commission, or SEC, in response to the Related/Corvex solicitation. CWH will furnish a definitive consent revocation statement to its shareholders, together with a WHITE consent revocation card when available. SHAREHOLDERS ARE URGED TO READ THE CONSENT REVOCATION STATEMENT AND ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY OTHER RELEVANT DOCUMENTS THAT CWH WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of the potential participants and their direct or indirect interests, by share holdings or otherwise, is set forth in the preliminary consent revocation statement and other materials to be filed by CWH with the SEC in connection with the solicitation of revocations of consents.

Shareholders may obtain free of charge copies of the consent revocation statement and any other documents (when available) filed by CWH with the SEC in connection with the Related/Corvex solicitation at the SEC’s website (http://sec.gov), at CWH’s website (http://cwhreit.com) or by requesting these materials from Timothy Bonang, by phone at (617) 796-8222, or by mail at Two Newton Place, 255 Washington Street, Newton, MA 02458 or by requesting materials from the firm assisting CWH in the solicitation of consent revocations, Morrow & Co., LLC, toll free at (800) 276-3011 (banks and brokers call collect at (203) 658-9400).

A Maryland Real Estate Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.  No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

Media Contacts:

Joele Frank, Wilkinson Brimmer Katcher

Andrew Siegel / Jonathan Keehner

212-355-4449

or

Investor Contacts:

Timothy Bonang, Vice President, Investor Relations

Jason Fredette, Director, Investor Relations

617-796-8222

www.cwhreit.com

(end)